                            TWIN DISC, INCORPORATED
                  1328 Racine Street, Racine, Wisconsin 53403

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 17, 2003

NOTICE IS HEREBY GIVEN TO THE
     SHAREHOLDERS OF TWIN DISC, INCORPORATED

     The Annual Meeting of Shareholders of Twin Disc, Incorporated, a Wisconsin corporation will be held at 2 P.M. (Central Daylight Time) on Friday, October 17, 2003 at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin, 53403, for the following purposes:

     1. Election of three Directors to serve until the Annual Meeting in 2006.

     2. To transact any other business that may properly come before the meeting.

     Only holders of record of shares of common stock of the Corporation at the close of business on August 29, 2003, shall be entitled to vote at the meeting.

     A proxy appointment and proxy statement are enclosed herewith. The proxy appointment shows the form in which your shares are registered. Your signature should be in the same form.

                                                FRED H. TIMM
                                                Secretary
September 18, 2003

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN YOUR PROXY APPOINTMENT IN THE ENCLOSED ENVELOPE BEFORE THE DEADLINE STATED IN THE PROXY STATEMENT. IF YOUR PROXY APPOINTMENT IS NOT RECEIVED BY THE SECRETARY BEFORE THAT DEADLINE, IT WILL BE RULED INVALID. SHOULD YOU FIND IT CONVENIENT TO ATTEND THE MEETING PERSONALLY, AND DESIRE TO VOTE IN PERSON, YOU MAY REQUEST BEFORE ANY VOTE THAT YOUR PROXY APPOINTMENT BE RETURNED TO YOU IN ORDER THAT YOU MAY VOTE IN PERSON.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY APPOINTMENT
IMMEDIATELY.

                            2003 Proxy Statement
                           TWIN DISC, INCORPORATED
                              September 18, 2003

DATE, TIME AND PLACE OF MEETING

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Shareholders to be held at 2 P.M. (Central Daylight Time), at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin on Friday, October
17, 2003, or any adjournment thereof. Holders of common stock of record at the close of business on the 29th day of August 2003, are entitled to vote at the meeting and each shareholder shall have one vote for each share of common stock registered in the shareholder's name. Shares represented by a signed proxy appointment will be voted in the manner specified in the form of proxy or, if no specification is made, in favor of each of the propositions mentioned therein. The presence of a majority of the outstanding shares of common stock of the Corporation, either in person or represented by a signed proxy appointment, will constitute a quorum at the meeting. The Corporation intends to mail this statement to shareholders on or before September 18, 2003.

     The enclosed proxy appointment form must be signed and delivered to the Secretary either in person, by mail, or by messenger. Appointment forms transmitted by facsimile, telex, telegram, or electronic means will not be accepted. Furthermore, appointment forms must be received by the Secretary not less than 48 hours prior to the date of the meeting. PROXY APPOINTMENT FORMS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

     The proxy appointment form must be signed in handwriting. The signature must be sufficiently legible to allow the inspector to distinguish it as representing the name of the registered shareholder, or must be accompanied by a rubber stamp facsimile or hand-printed name, including the shareholder's surname and either the shareholder's first or middle name as represented on the corporate records, and any titles, offices or words indicating agency which appear in the Corporate records.

     The person giving the proxy may revoke it before it is exercised, either in person, by mail, or by messenger, by submitting a later dated proxy appointment form to the Secretary at least forty-eight (48) hours prior to the date of the meeting. The person giving the proxy may also revoke it by openly stating the revocation at the meeting, by voting at the meeting in person, or by delivering a signed written statement revoking the proxy to the Secretary prior to the date of the meeting. Appointment forms or revocations transmitted by facsimile, telex, telegram, or electronic means will not be accepted. ANY ATTEMPTED REVOCATIONS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

     The record date with respect to this solicitation is August 29, 2003. On August 29, 2003, there were outstanding 2,806,842 shares of common stock of the Corporation entitled to vote at the Annual Meeting. There also are 200,000 shares of no-par preferred stock authorized, of which 50,000 shares have been designated Series A Junior Preferred Stock, but none are outstanding.

SHAREHOLDER PROPOSALS FOR 2004

     If a shareholder wishes to present a proposal for consideration for inclusion in the Notice of the Meeting and Proxy Statement for the 2004 Annual Meeting, the proposal must be received at the Corporation's principal executive offices no later than May 21, 2004. Shareholder proposals received later than August 4, 2004 will be considered untimely, and will not be considered at the Corporation's 2004 Annual Meeting.

PERSONS MAKING THE SOLICITATION

     The proxy is being solicited by the Corporation's Board of Directors and will be voted in favor of the Directors' recommendations on each and all matters properly brought before the meeting, unless the undersigned shareholder specifically instructs the holder or holders of the proxy to the contrary. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals submitted to shareholders (other than the election of directors). Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers may have authority to vote on certain items when they have not received instructions from beneficial owners. A "broker non-vote" occurs on an item submitted for shareholder approval when the broker does not have authority to vote on the item in the absence of instructions from the beneficial owner. Such "broker non-votes" will have no effect on the outcome of the election of directors. The approval of a majority of the votes cast on a particular matter shall be an act of the shareholders.

            PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS

     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 2003, the following table sets forth the persons or group of persons having beneficial ownership (as defined by the Securities and Exchange Commission) of more than 5% of the issued and outstanding common stock of the Corporation.
                                           Nature of
                                           Beneficial      Amount   Percent of
Name                      Address          Ownership       Owned      Class
- - - - - - - - - -  B - - - - - - - -    - - - - - -     - - - -   - - - - -
Michael E. Batten    3419 Michigan Blvd. Power to vote    538,431<F1> 19.2%
                     Racine, WI          Beneficial       145,713<F2>  5.2%

Shufro Rose          745 Fifth Ave.      Power to vote &  257,900      9.2%
 & Co. LLC           New York, NY        Dispose of stock

Dimensional Fund     1299 Ocean Ave.     Power to vote &  168,300      6.0%
  Advisors           Santa Monica, CA    dispose of stock

<F1> Held as trustee under various trusts.
<F2> Includes 2,600 shares owned by the wife of Michael E. Batten and 65,000 subject to currently exercisable stock options.

DIRECTORS AND EXECUTIVE OFFICERS
     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 2003, the following table sets forth the number of shares of common stock of the Corporation beneficially owned by each of the Directors of the Corporation, each of the executive officers named in the Summary Compensation Table and the number of shares beneficially owned by all Directors and executive officers of the Corporation as a group.

                                 Amount and Nature
      Name of                      of Beneficial                 Percent of
  Beneficial Owner                 Ownership <F4>                   Class
 - - - - - - - - -               - - - - - - - - -               - - - - - -
Michael E. Batten                684,144 <F5>                       24.5%

Michael H. Joyce                  46,128 <F6>                        1.6%

James E. Feiertag                  9,500 <F6>                         * <F3>

Lance J. Melik                    10,320 <F6>                         * <F3>

H. Claude Fabry                    8,900 <F6>                         * <F3>

John H. Batten                     3,395 <F6>                         * <F3>

John A. Mellowes                   5,500 <F6>                         * <F3>

Paul J. Powers                     9,200 <F6>                         * <F3>

David B. Rayburn                   3,600 <F6>                         * <F3>

David L. Swift                     6,700 <F6>                         * <F3>

George E. Wardeberg                5,400 <F6>                         * <F3>

David R. Zimmer                    7,645 <F6>                         * <F3>

All Directors and
Executive Officers
as a group (15 persons)          813,666 <F6>                       30.3%

<F3> Denotes ownership of less than one percent of shares outstanding.

<F4> Shares listed include any shares owned by a spouse, minor children and immediate relatives who share the same household as a Director or officer. Inclusion of any such shares is not to be considered an admission of beneficial ownership.

<F5> Includes 2,600 shares held by Mr. Batten's wife, 538,431 shares held by him as trustee under various family trusts, and 65,000 shares subject to presently exercisable stock options.

<F6> Shares subject to currently exercisable stock options included in the above are as follows: Mr. Powers 8,900, Mr. Joyce 40,500, Mr. Rayburn 3,600,
Mr. Swift 6,500, Mr. Zimmer 6,500, Mr. Fabry 8,900, Mr. Melik 10,250,
Mr. Feiertag 9,500, Mr. Mellowes 5,000, Mr. Wardeberg 5,200, Mr. J. Batten 3,000, and all Directors and executive officers as a group 189,850.

                              ELECTION OF DIRECTORS

     Three directors are to be elected for a term to expire at the annual meeting following the fiscal year ended June 30, 2006. Shares of common stock represented by properly executed proxy appointments in the accompanying form will be voted for the nominees listed for the term indicated unless authority to do so is withheld.

     The nominees for the Board of Directors and the Directors whose terms will continue and the class to which he has been or is to be elected are as set forth below. Each nominee and each Director, except for John H. Batten, was elected to his present term of office by a vote of shareholders at a meeting for which proxies were solicited. John H. Batten is the son of Michael E. Batten.

                                                                   Served as
                             Principal Occupation                   Director
 Name of Director              and other Public                   Continuously
and Current Age              Company Directorships                   Since
 - - - - - - - - -           - - - - - - - - - - -                - - - - - -
NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE IN 2006:

Michael H. Joyce . . . . . . President and                        October 1991
   Age 62                    Chief Operating Officer,
                             Twin Disc, Incorporated
                             Also Director, Woodward
                             Governor Company and
                             Oil Gear Company

David B. Rayburn . . . . . . President and                           July 2000
   Age 55                    Chief Executive Officer,
                             Modine Manufacturing Company,
                             Racine, Wisconsin
                             (A manufacturer of heat
                             exchange equipment)

George E. Wardeberg . . . .  Retired Vice Chairman,                  July 1997
   Age 68                    Wisconsin Energy Corporation
                             Milwaukee, Wisconsin
                             (A holding company with subsidiaries in
                             utility and non-utility businesses)
                             Also Director,
                             Marshall & Ilsley Corporation

DIRECTORS WHOSE TERMS EXPIRE IN 2005:

Michael E. Batten . . . . .  Chairman and Chief Executive Officer,  May 1974
   Age 63                    Twin Disc, Incorporated
                             Also Director,
                             Briggs & Stratton Corporation,
                             Sensient Technologies Corporation

David L. Swift . . . . . . . Former Chairman, President and        July 1995
   Age 66                    Chief Executive Officer,
                             Acme-Cleveland Corporation,
                             Pepper Pike, Ohio
                             (A manufacturer of diversified
                             industrial products)
                             Also Director,
                             Jarden Corporation and
                             Cuno Incorporated



David R. Zimmer. . . . . . . Chief Executive Officer,              July 1995
   Age 57                    Twitchell Corporation,
                             Dothan, AL
                             (A privately held manufacturer
                             and marketer of highly engineered,
                             synthetic yarns, fabrics, extrusions,
                             and coatings)
                             Also Director,
                             Detrex Corporation

DIRECTORS WHOSE TERMS EXPIRE IN 2004:

John H. Batten . . . . . . . Vice President and General Manager-    December 2002
  Age 38                     Marine & Propulsion since October
                             2001; formerly Commercial Manager
                             Marine Propulsion since 1998;
                             Formerly Application Engineer
                             Since 1997
                             Twin Disc, Incorporated

Paul J. Powers . . . . . . . Retired Chairman, President and       July 1992
  Age 68                     Chief Executive Officer,
                             Commercial Intertech, Corp.,
                             Youngstown, Ohio
                             (A leading manufacturer of hydraulic
                             components, pre-engineered buildings
                             and stamped metal products)
                             Director of Global Marine Incorporated,
                             First Energy Corporation, and
                             York International Corporation

John A. Mellowes . . . . . . Chairman and                      October, 1999
   Age 65                    Chief Executive Officer,
                             Charter Manufacturing Co.,
                             Mequon, Wisconsin
                             (A privately held producer of bar,
                             rod wire and wire parts)
				     Also Director,
                             Marshall & Ilsley Corporation

                        DIRECTOR COMMITTEES AND ATTENDANCE

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE
     The Corporation's Board of Directors met 6 times during the year ended June 30, 2003. There were two absences from these meetings.

DIRECTORS COMMITTEE MEETINGS AND ATTENDANCE
     The Compensation and Audit Committees met 1 and 4 times respectively, during the year. The Director Nominating and Board Affairs Committee met once during the year. The Pension and Finance Committees met 3 and 1 time, respectively, during the year. Each Director attended at least 75% of the meetings requiring his attendance.

DIRECTOR COMMITTEE FUNCTIONS
Audit Committee
     The Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the Company's systems of internal controls; (ii) the Company's auditing, accounting and financial reporting processes; (iii) the Company's financial statements and other financial information provided by the Company; and (iv) the performance of the Company's corporate Audit Department and independent auditors.

Finance Committee
     The Finance Committee considers management's proposed financial policies and actions, and makes appropriate recommendations to the Board regarding: Debt and capital structure, acquisitions, capital budgets, dividend policy and other financial and risk management matters.

Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee recommends nominees for the Board to the Board of Directors. The Committee will consider nominees recommended by shareholders in writing to the Secretary.
In addition, the Committee reviews proposed changes in corporate structure and governance, committee structure and function, and meeting schedules, making recommendations to the Board as appropriate.

Compensation Committee
The Compensation Committee reviews nominees for Corporate offices and related compensation levels, making recommendations to the Board of Directors as considered necessary. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies of the Company.

Pension Committee
     The Pension Committee reviews and recommends to the Board for approval the pension funds' professional advisors and auditors.
The Committee annually reviews actuarial assumptions, actuarial valuations, investment performance, funding policies and investment policies.

Committee Membership
     The Directors' committees are currently comprised of the
following Directors; the  Chairman of the Committee is listed first:
                                                                Nominating
                                                                   and
Audit       Finance       Pension        Compensation       Corporate Governance
- - -       - - - -       - - - -        - - - - - - -      - - - - - - - - -
Zimmer      Mellowes      Wardeberg      Swift              Powers
Powers      Powers        Mellowes       Mellowes           Rayburn
Rayburn     Swift         Rayburn        Wardeberg          Zimmer
Wardeberg   Zimmer        Swift
                          Joyce

COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the compensation received by the Corporation's Chief Executive Officer and the 4 most highly paid executive officers for the 3 fiscal years ended June 30, 2001, 2002, and 2003, respectively.

                           SUMMARY COMPENSATION TABLE

                                 Annual             Long-Term
                              Compensation         Compensation
                              - - - - - - -        - - - - - - -
Name and                                              Stock        All Other
Principal Position   Year    Salary      Bonus <F7>  Options  Compensation <F8>
- - - - - - - - -    - -     - - - -     - - - - -   - - - -  - - - - - - - -
Michael E. Batten    2003   $393,309     $   -         8,000      $23,957
  Chairman and       2002    376,792      172,429      8,000       18,041
  Chief Executive    2001    358,721      174,141      6,000       17,366
  Officer

Michael H. Joyce     2003   $295,802     $   -         4,000      $13,674
  President and      2002    282,074      106,873      4,000        8,245
  Chief Operating    2001    267,107      103,785      3,000        8,665
  Officer

James E. Feiertag    2003   $229,198     $   -         3,000      $40,862
  Vice President     2002    216,451       63,310      4,000        8,452
  Manufacturing      2001    135,404       39,645      5,000       59,184

Lance J. Melik       2003   $159,219     $   -         2,000      $ 6,462
  Vice President and 2002    149,747       40,788      2,500        6,182
  General Manager,   2001    140,663       34,202      2,000        7,707
  Industrial and
  Transmission

H. Claude Fabry      2003   $142,920     $   -         2,000      $12,618
  Vice President     2002    123,684       29,726      2,000       10,584
  Distribution       2001    118,929       27,149      2,000        9,659

<F7> Represents annual incentive bonuses determined by the Board of
Directors. See "Board Compensation Committee Report on Executive Compensation-Annual Incentives". Bonuses represent amounts earned during the fiscal year and are paid in the subsequent fiscal year.

<F8> Amounts are comprised of Corporation's 401(k) matching
contributions and Corporation paid life insurance includible in income, and for Mr. Feiertag a signing bonus. Mr. Fabry's other compensation is primarily automobile leasing costs.

Stock Options
     The following table summarizes option grants during fiscal year 2003 to the executive officers named in the Summary Compensation Table above, and the potential realizable values at assumed annual rates of stock price appreciation for the 10-year option term.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                    Potential Realizable Value
                                                      at Assumed Annual Rates
                                                   of Stock Price Appreciation
                       Individual Grants                   for Option Term
             ----------------------------------  -----------------------------
                # of
              Securities  % of Total
              Underlying   Options
               Options    Granted to  Exercise  Expiration
    Name      Granted<F9> Employees    Price<F10>  Date        5%         10%
-----------   ----------  ---------   --------  ----------  --------  --------
M. Batten       8,000       19.0%      14.4500   8/02/12      72,700   184,237
M. Joyce        4,000        9.5%      14.4500   8/02/12      36,350    92,118
J. Feiertag     3,000        7.1%      14.4500   8/02/12      27,263    69,089
H. Fabry        2,000        4.7%      14.4500   8/02/12      18,175    46,059
L. Melik        2,000        4.7%      14.4500   8/02/12      18,175    46,059

<F9> During the fiscal year ended June 30, 2003 total of 48,200 options were granted to officers, key employees and directors, with 42,200 granted under the 1998 Incentive Compensation Plan, and 6,000 options granted under the 1998 Stock Option Plan for Non-Employee Directors.

<F10> The exercise price is the fair market value on the date of grant.

                         AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 2003 by the named executive officers and the value of such officers' unexercised options at June 30, 2003.

                                 Total Number             Total Value
                                of Unexercised           of Unexercised,
                                 Options Held          In-the-Money Options
             Shares    Value   at Fiscal Year End     Held at Fiscal Year End
          Acquired on  Real-   Exer-      Unexer-     Exer-        Unexer-
Name       Exercise    ized    cisable    cisable     cisable      cisable
----      -----------  -----  ---------  ---------   ---------    -----------
M. Batten         0      N/A     65,000       0       $  0           $ 0
M. Joyce          0      N/A     40,500       0          0             0
H. Fabry          0      N/A      8,900       0          0             0
J. Feiertag       0      N/A      9,500       0          0             0
L. Melik          0      N/A     10,250       0          0             0

Retirement Income Plan
     The Twin Disc, Inc., Retirement Plan for Salaried Employees provides non-contributory benefits based upon both years of service and the employees' highest consecutive 5-year average annual compensation during the last 10 calendar years of service. The non-contributory benefits were frozen as of December 31, 1996. The Plan is integrated with Social Security. The following table presents the non-contributory benefits payable for life under the Plan to employees assuming normal retirement in the current year.



AVERAGE HIGH                NON-CONTRIBUTORY PENSION BASED ON
5-YEAR ANNUAL                    YEARS OF CREDIT SERVICE
COMPENSATION     10 YEARS     20 YEARS      25 YEARS     30 YEARS     40 YEARS
$ 50,000         $ 9,346      $17,537       $19,100       $20,620     $23,856
  75,000          14,546       27,359        29,967        32,425      37,354
 100,000          19,746       37,181        40,834        44,231      50,852
 150,000          30,146       56,825        62,568        67,841      77,847

     The values reflected in the table represent the application of the Plan formula to the appropriate amounts of compensation and years of service. Benefits payable under the Plan, however, must be in compliance with the applicable guidelines or maximum prescribed in the Internal Revenue Code and in the Employee Retirement Income Security Act of 1974 (ERISA), as currently stated or as adjusted from time to time. As of December 31, 1996, the credited years of service for each of the Corporation's executive officers named in the Summary Compensation Table is as follows: Mr. Batten 27 years; Mr. Joyce 6 years; and Mr. Melik 29 years. Mr. Feiertag and
Mr. Fabry are not eligible for an accrued benefit under the Plan.

Effective January 1, 1997, the Plan was amended to add a cash balance formula for post-January 1, 1997, accruals. Benefits under the Plan are generally equal to the sum of the benefits as frozen on December 31, 1996, plus benefits that accumulate under the cash balance formula beginning on January 1, 1997. Benefits under the cash balance formula are generally stated as a lump sum amount, but may be distributed as a lump sum or an annuity. Accruals under the cash balance formula are based on a percentage of compensation, from 4.5% to 6.5% based on years of service, with interest credits at the thirty-year U.S. Treasury Bond rate with a minimum guaranty of 3%. To record these pay credits and interest credits, a hypothetical account balance is maintained for each participant.
The hypothetical account balance for each named executive as of June 30, 2003, is as follows: Mr. Batten $90,553; Mr. Joyce $67,776;
Mr. Melik $78,789; and Mr. Feiertag $24,461. If the named executives continue in their respective positions and retire at the normal retirement age of 65, their estimated annual pension amount under cash balance portion of the Plan would be: Mr. Batten $3,059; Mr. Joyce $8,176;
Mr. Melik $12,042; and Mr. Feiertag $25,176.

Supplemental Retirement Benefit Plan
     A supplemental retirement benefit is extended to qualified management. The supplemental retirement benefit is calculated as a single life annuity at an amount approximating 50% of the highest rate of pay attained during a specified period. The benefit is payable in the form of a single life annuity, contingent annuity, 10-year temporary annuity, a single lump sum payment, or two payments. The contingent annuity provides for payments to continue to the surviving spouse at a rate equal to 50% of the rate previously paid to the participant. In the event of death of a plan member after attaining a retirement age but prior to retirement, the surviving spouse will receive a lump sum benefit.

Compensation of Directors
     Outside Directors of the Corporation (non-corporation employees) are paid an annual retainer of $10,000. In addition, outside Directors receive a $1,500 fee for each board meeting and each committee meeting attended and $3,000 per year for serving as a committee chairman. Directors who are officers do not receive any fees in addition to their remuneration as officers.

     Outside Directors (non-Corporation employees) are eligible to participate in the 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors and the 1998 Stock Option Plan for Non-Employee Directors. Under the 1998 Plan, each outside Director receives 1,000 options upon election or re-election at an annual meeting and 600 options if appointed to the Board between annual meetings.

     Outside Directors (non-Corporation employees) who reach the age of 68 or who retire from full-time employment maybe required to retire from the Board of Directors effective as of the completion of their current term. Retired outside directors are entitled to an annual retirement benefit equal to the sum of:

     a) The annual retainer at the time of retirement.
     b) 6 monthly fees for Director Meetings at the rate prevailing at the time of retirement.

The benefit is payable for a term equal to the Director's years of service or life, whichever is shorter.

Employment Contracts
     The Corporation has entered into agreements with certain of its key executives, including Messrs. Batten, Joyce, Melik and Feiertag.
The agreements provide for severance benefits to be paid to the executive following a change in control of the Corporation (as defined in those agreements) and a termination (as defined in those agreements) of the employment of the executive. Upon the occurrence of the events, as specified in the agreements, which would entitle the executive to the payment of severance benefits, the maximum contingent liability of the Corporation for the payment of such severance benefits would be approximately $3,187,000. Severance benefits for an executive officer would generally consist of the sum of the executive's highest annual base salary between the change in control and the date of termination plus the executive's most recent annual bonus times the lesser of 1.50 (2.75 for Messrs. Batten and Joyce) or the number of whole and fractional years between the termination date and his normal retirement date. In addition, the executive would be entitled to the cash value of any shares of common stock subject to unexercised stock options held by the executive and a continuance of fringe benefits for 24 months following termination. The agreements are specifically designed to assure that benefits will not exceed the limitations and provisions of Sec. 280(g) of the Internal Revenue Code.

Retention and Non-Compete Agreement
     During fiscal 2003, Mr. Joyce and the Company entered into a Retention and Non-Compete Agreement. Under the agreement, Mr. Joyce agrees to continue as President and Chief Operating Officer until age 65 or earlier with consent of the Chief Executive Officer. In consideration for the above, Twin Disc, Incorporated will pay Mr. Joyce a retention bonus of $300,000 upon his attaining the age of 65. The entire bonus is payable in the event of an involuntary termination and a pro-rated retention bonus is payable in the event of death or disability. In addition, Mr. Joyce has agreed to a three-year non-disclosure and non-compete agreement.

                     Board Compensation Committee Report
                          on Executive Compensation

Compensation Philosophy
     The Corporation's primary business objective is to maximize shareholder value over the long term. To accomplish this objective, the Corporation has developed a comprehensive business strategy that emphasizes maximizing long-term cash flow and earnings, maintaining leadership or becoming the leader in its markets, and providing products of the highest quality.

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of 3 independent directors, none of whom has interlocking or other relationships which might be considered conflicts of interest. The Committee establishes compensation programs which are designed to foster the Corporation's business objectives. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

     Committee members believe that the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparative companies. The Corporation's market for compensation comparison purposes is comprised of a group of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. In establishing a comparative group for compensation purposes, the Committee exercises its judgment and makes its decision after considering the factors it deems relevant.

     The companies chosen for the comparative group used for compensation purposes are not necessarily the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent include many companies in geographical areas in which the Corporation operates as well as many of the companies that are included in the peer group established for comparing shareholders returns.

     The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits, with the objective of being competitive but not trend setting.

Base Salaries
     The Committee regularly reviews each executive's base salary. Base salary ranges are targeted at market levels, based upon the Committee's analysis of marketplace practices. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices.

     Base salaries offer stability to executives and allow the Corporation to attract competent executive talent and maintain an effective management team. They also allow executives to be rewarded for individual performance based on the Corporation's evaluation process which encourages the development of executives. Pay for individual performance rewards executives for achieving goals which may not be immediately evident in common financial measurement.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation. When evaluating individual performance, the Committee considers the executive's effort in promoting Corporate values; improving product quality; developing relationships with customers, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals. Overall, executive salaries were increased at rates comparable to the increases provided at other companies and are near market levels.

     As reflected in the Summary Compensation Table on page 8, Mr. Batten's base salary was increased in fiscal year 2003 by 4.1% or $16,507. It was later reduced by 10% or $39,500, effective for fiscal 2004, as part of a corporate-
wide cost reduction program.   In determining Mr. Batten's base salary in 2003,
the Committee considered the Company's financial performance for the year, Mr. Batten's individual performance, and his long-term contributions to the success of the Corporation. The Committee also compared Mr. Batten's base salary to the base salaries of CEOs at comparative companies.

Annual Incentives
     The Twin Disc Annual Incentive Bonus Program promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses for achieving corporate, business unit, and individual performance goals. The annual incentive bonus program allows the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Eligibility to participate in the Annual Plan, as well as the individual payout percentages assigned to each eligible executive's position, are determined annually by Mr. Batten, as chief executive officer, subject to the approval of the Committee.

     Each year, the Committee approves specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold, target, and maximum bonus levels based on a percentage of base salary. Executives earn bonuses to the extent to which pre-established performance goals are achieved.

     Target bonus awards are established at levels approximating marketplace practices for each executive. Targets are considered by the Committee to be achievable, but to require above average performance from each of the executives.

Corporate performance goals in 2003 were based on target earnings and return on net assets employed. There were no bonus awards in fiscal year 2003 as performance goals were not attained.


Long-Term Incentives
     Long-term incentive opportunities are provided pursuant to the Corporation's 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors; the 1988 Incentive Stock Option Plan, the 1998 Incentive Compensation Plan; and the 1998 Stock Option Plan for Non-Employee Directors.


     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate stock option grants for each executive. When awarding stock options, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies. Consistent with the above stated goals, Mr. Batten received 8,000 options to purchase shares in fiscal year 2003.

     Stock options are granted at an option price not less than the fair market value of the Corporation's common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Corporation.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation of the Corporation's CEO and the four other most highly compensated executive officers currently does not approach the disqualifying threshold. In the future, in the event the disqualifying threshold becomes an issue, the Committee will weigh all the facts and circumstances in existence at the time.

                                     Compensation Committee
                                               David L. Swift, Chairman
                                               John A. Mellowes
                                               George E. Wardeberg
                                      July 25, 2003

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Audit Committee Report

     The charter reflects standards set forth in SEC regulations and New York Stock Exchange rules. All members of the Audit Committee are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter.
 To carry out its responsibilities, the Committee met four times during fiscal 2003.

     As part of its responsibilities, and as set forth in its charter, the Audit Committee met with both management and the Corporation's independent accountants to review and discuss the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent accountants. The Committee's review included discussion with the independent accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     The Committee received the written disclosures and the letter required from the independent accountants as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation's audited financial statements in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the Securities and Exchange Commission.

                                      Audit Committee

                                               David R. Zimmer, Chairman
                                               Paul J. Powers
                                               David B. Rayburn
                                               George E. Wardeberg
                                      July 25, 2003





INDEPENDENT PUBLIC AUDITORS

    The firm of PricewaterhouseCoopers LLP has audited the Corporation's books annually since 1928. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and, while no formal statement will be made by them, they will be available to respond to appropriate questions.

CORPORATE PERFORMANCE GRAPH

     The following table compares total shareholder return over the last 5 fiscal years to the Standard & Poor's Machinery Index and the Russell 2000 index. The S&P Machinery Index consists of a broad range of manufacturers. The Russell 2000 Index consists of a broad range of 2,000 Companies. The Corporation believes, because of the similarity of its business with those companies contained in the S&P Machinery Index, that comparison of shareholder return with this index is appropriate. Total return values for the Corporation's common stock, the S&P Machinery Index and the Russell 2000 Index were calculated based upon an assumption of a $100 investment on June 30, 1998 and based upon cumulative total return values assuming reinvestment of dividends on a quarterly basis.


                  Comparison of Five-Year Cumulative Total Return
                  Twin Disc, Inc.; S&P Machinery; and Russell 2000

                 06/30/98  06/30/99  06/30/00  06/30/01  06/30/02  06/30/03
                 --------  --------  --------  --------  --------  --------

  Twin Disc       100.00     68.90     61.17     59.35     58.13     58.68
  S&P Machinery   100.00    109.55     80.90     85.40     93.77     98.09
  Russell 2000    100.00    101.50    116.04    116.70    106.67    104.92


SECTION 16 (a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Based solely on a review of the copies of such forms furnished to the Corporation and representations from executive officers and Directors, the Corporation believes that during the period from July 1, 2002 to June 30, 2003, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent (10%) beneficial owners were complied with.

AUDIT FEES

     Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with (i) the audit of the Company's consolidated financial statements as of and for the years ended June 30, 2003 and June 30, 2002, including statutory audits of the financial statements of the Company's affiliates that are relied on in performance of the audit of the Company's consolidated financial statements, and
(ii) the limited reviews of the Company's quarterly financial statements were $303,488 and $299,792, respectively.

AUDIT-RELATED FEES

	Aggregate fees, for professional services rendered by PricewaterhouseCoopers for assurance and services reasonably related to the performance of the audit or review of the Company's financial statements not included in audit fees above were $20,860 and $408,273 in 2003 and 2002, respectively.

TAX FEES

In addition to the fees described above, aggregate fees, including out-of-pocket expenses, of $204,665 and $241,483 were paid to PricewaterhouseCoopers during the years ended June 30, 2003 and 2002, primarily for the following professional services: tax-related services, due diligence for acquisitions, and other non-recurring audit services.




The Audit Committee has determined that the provision of services for (a) financial information systems design and implementation fees listed above, if any, and (b) all other fees listed above, is compatible with maintaining PricewaterhouseCoopers LLP's independence.

ALL OTHER FEES

     During the years ended June 30, 2003 and 2002, PricewaterhouseCoopers rendered no professional services to the Company other than those listed under audit fees, audit related fees and tax fees.

PRE-APPROVAL POLICIES AND PROCEDURES

	The Audit Committee annually pre-approves known or anticipated audit and non-audit services and fees. Additional non-audit services and fees not included in the annual pre-approval are submitted to a designated committee member for approval. For the year ended June 30, 2003, 97% of audit and non-audit fees were pre-approved.

                                  GENERAL

     The Corporation will bear the cost of the solicitation of proxies. The firm of Georgeson Shareholder Communications Inc., New York, NY has been retained to assist in solicitation of proxies for the Annual Meeting at a fee not to exceed $7,000 plus expenses.

     Management does not know of any other business to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote upon such matters in their discretion in accordance with the authorization of the proxy.

     If you do not contemplate attending in person, we respectfully request that you fill in, sign and return the accompanying proxy at your early convenience. However, remember that in order to have your proxy validated, it must be delivered to the Secretary either in person, by mail, or by messenger, and it must be received by the Secretary not less than forty-eight (48) hours prior to the date of the meeting.